                                                                      EXHIBIT 15


                     UNAUDITED INTERIM FINANCIAL INFORMATION

PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico 87158

December 28, 2001

PNM Resources, Inc.:

We are aware that PNM RESOURCES, INC. AND SUBSIDIARIES has incorporated by reference in this Registration Statement Public Service Company of New Mexico's Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, which includes our reports dated May 9, 2001, August 13, 2001 and November 13, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP